EXECUTION COPY

TERMINATION AND RESTRUCTURING AGREEMENT, dated as of November 30, 2010, among the registered shareholders of INNER MONGOLIA TEHONG COAL AND POWER GROUP CO., LTD set forth on the signature pages hereto (the “Coal Group Shareholders”), the registered shareholders of INNER MONGOLIA ZHUNGER HEAT POWER CO., LTD set forth on the signature pages hereto (the “Heat Power Shareholders”, and together with the Coal Group Shareholders, the “PRC Shareholders”), CHINA ENERGY CORPORATION, a Nevada corporation (“CEC”), BEIJING TEHONG ENERGY TECHNOLOGY CONSULTING CO., LTD, a corporation organized under the laws of the People’s Republic of China (“PRC”) and an indirect, wholly-owned subsidiary of CEC (“CEC China”),  INNER MONGOLIA TEHONG COAL AND POWER GROUP CO., LTD., a corporation organized under the laws of the People’s Republic of China (“Coal Group”), and INNER MONGOLIA HEAT POWER CO., LTD, a corporation organized under the laws of the People’s Republic of China (“Heat Power”, and together with Coal Group, the “PRC Operating Companies”).

WITNESSETH:

WHEREAS, the Coal Group Shareholders, the Heat Power Shareholders, and Pacific Projects Inc. (“PPI”), a Nevada corporation and a direct, wholly-owned subsidiary of CEC,  entered into a Trust Agreement dated as of December 31, 2007 (the “Share Trust Agreement”) pursuant to which the PRC Shareholders agreed to hold their equity interests in Coal Group and Heat Power in trust for PPI in connection with a plan (the “FIE Plan”) to convert Coal Group and Heat Power from domestic enterprises to Foreign Invested Enterprises under the laws of the People’s Republic of China (the “PRC”);

WHEREAS,  PPI has merged with and into CEC with CEC as the surviving and continuing corporation;

WHEREAS, the parties hereto have decided to terminate the Share Trust Agreement and the related FIE Plan set forth therein;

WHEREAS, CEC has determined that it is in its best interests to cause  CEC China to enter into the Management and Control Agreements (as defined below) with the PRC Shareholders; and

WHEREAS, the PRC Shareholders have determined that it is in their best interests to enter into the Management and Control Agreements with CEC China.

NOW, THEREFORE, in consideration of the premises and mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:

ARTICLE I

MERGER; TERMINATION OF SHARE TRUST AGREMENT; RESTRUCTURING

SECTION 1.01  Merger.  CEC and PPI have taken all necessary steps to effect, as of November 29, 2010, the merger of PPI with and into CEC pursuant to which CEC is the surviving and continuing corporation.

SECTION 1.02.  Termination.  The parties hereto agree that, effective as of November 30, 2010, the Share Trust Agreement and all the covenants and agreements set forth therein will be deemed terminated, null and void, and of no further force and effect.

SECTION 1.03. Restructuring.  Following the termination set forth in Section 1.02 hereof, for good and valuable consideration the receipt of which is hereby acknowledged, each Coal Group Shareholder and each Heat Power Shareholder agree to enter into a variable interest entity (“VIE”) arrangement with CEC China pursuant to which control and the economic benefits of ownership of Coal Group and Heat Power will accrue solely and fully to CEC China.  The VIE arrangement will be made effective through various contracts, including business cooperation agreements, powers of attorney, exclusive share option agreements, and equity interest pledge agreements entered into by the Coal Group Shareholders, the Heat Power Shareholders, and CEC China (collectively, the “Management and Control Agreements”) to be valid and effective as of the date hereof in accordance with applicable PRC law.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF
PRC OPERATING COMPANIES AND PRC SHAREHOLDERS

The PRC Operating Companies and the PRC Shareholders hereby represent and warrant, jointly and severally, to CEC as follows:

SECTION 2.01.  Authority.  Each of the PRC Shareholders has all the necessary power and authority to enter into this Agreement and the Management and Control Agreements.  Each of the PRC Shareholders that is a corporation, partnership or similar entity is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

SECTION 2.02. Ownership of Shares.  The equity interests in the registered capital of Coal Group and Heat Power (the “Shares”) as set forth in detail on Schedule 2.02 are owned under PRC law of record and beneficially solely by the PRC Shareholders free and clear of all encumbrances.  The Shares are validly issued, fully paid and non-assessable, and constitute all the issued and outstanding capital stock of the PRC Operating Companies.   None of the Shares was issued in violation of any pre-
emptive rights.  Other than the Management and Control Agreements entered into in connection herewith, there are no options, warrants, convertible securities or other rights, agreements or commitments of any character relating to the equity interests of the PRC Operating Companies or obligating any PRC Operating Company or any PRC Shareholder to issue or sell any shares of capital stock of, or any other interest in, any of the PRC Operating Companies.  Other than the Share Trust Agreement (which is terminated by this Agreement) and the Management and Control Agreements, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

SECTION 2.03.  No Conflicts.  The execution, delivery and performance of this Agreement and the Management and Control Agreements do not and will not (a) conflict with or violate any law, regulation or governmental or judicial order applicable to any of the PRC Operating Companies and PRC Shareholders, or (b) other than as contemplated by the Management and Control Agreements, create any encumbrance on any of the Shares, or (c) conflict with, result in any breach of, constitute a default (or event with the giving of notice or lapse of time, or both, would become a default under), require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Coal Group or Heat Power is bound or affected.

SECTION 2.04.  Governmental Consents and Approvals.  Except as set forth on Schedule 2.04, the execution, delivery and performance of this Agreement and the Management and Control Agreements by the PRC Operating Companies and the PRC Shareholders do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any governmental or judicial authority.

SECTION 2.05.  Litigation.  There are no claims, actions, suits, arbitrations, inquiries, proceedings or investigation by or before any government or judicial authority affecting the Shares.

SECTION 2.06.  Full Disclosure.  The PRC Operating Companies and the PRC Shareholders are not aware of any facts which affect adversely, or which are likely to affect adversely, CEC, the PRC Operating Companies, the Shares or the transactions contemplated by this Agreement and the Management and Control Agreements which have not been disclosed in this Agreement, the audited financial statements of the Company, or otherwise disclosed to CEC by one or more of the PRC Shareholders in writing.  No representation or warranty of the PRC Operating Companies and the PRC Shareholders in this Agreement or in the Management and Control Agreements contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CEC

CEC hereby represents and warrants to the PRC Shareholders as follows:

SECTION 3.01.  Authority.  CEC has all the necessary power and authority to enter into this Agreement.  CEC China has all the necessary power and authority to enter into the Management and Control Agreements.  Each of CEC and CEC China is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

SECTION 3.02.  No Conflicts.  The execution, delivery and performance of this Agreement and the Management and Control Agreements do not and will not conflict with or violate any law, regulation or governmental or judicial order applicable to CEC or CEC China.

SECTION 3.03.  Governmental Consents and Approvals.  Except as set forth on Schedule 3.03, the execution, delivery and performance of this Agreement and the Management and Control Agreements by CEC China do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any governmental or judicial authority.

SECTION 3.04.  Litigation.  There are no claims, actions, suits, arbitrations, inquiries, proceedings or investigation by or before any government or judicial authority affecting the Shares.

SECTION 3.05.  Full Disclosure.  No representation or warranty of CEC or CEC China in this Agreement or in the Management and Control Agreements contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE IV

GENERAL PROVISIONS

SECTION 4.01.  Entire Agreement.  This Agreement and the Management and Control Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof and thereof.

SECTION 4.02.  No Third Party Beneficiaries.  This Agreement shall be binding and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever.

SECTION 4.03.  Headings.  The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 4.04. Amendment or Waiver; Assignment.   This Agreement may not be amended or modified, nor more any provision thereof be waived, except by an instrument in writing signed by CEC and all of the PRC Shareholders.  This Agreement may not be assigned by operation of law or otherwise without the written consent of all the parties hereto.

SECTION 4.05. Governing Law.  This Agreement shall be governed by the laws of Nevada.  All actions or proceedings arising out of or relating to this Agreement shall be heard and determined in any federal court sitting in the city of Las Vegas, Nevada.

SECTION 4.06.  Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

SECTION 4.07.  Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 4.08.  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law, regulation or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 4.09.  Costs and Expenses.  Each party shall bear their own costs and expenses with respect to this Agreement.

*        *        *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

CHINA ENERGY CORPORATION

By: /s/ Wenxiang Ding
Name: Wenxiang Ding
Title: President and Chief Executive Officer

INNER MONGOLIA TEHONG COAL	INNER MONGOLIA HEAT
AND POWER GROUP CO., LTD	POWER CO., LTD

By: /s/ Wenxiang Ding	By: /s/ Wenxiang Ding
Name: Wenxiang Ding	Name: Wenxiang Ding
Title: Legal Representative	Title: Legal Representative

BEIJING TEHONG ENERGY
TECHNOLOGY CONSULTING CO., LTD

By: /s/ Wenxiang Ding
Name: Wenxiang Ding
Title: Legal Representative

INNER MONGOLIA TEHONG COAL AND POWER GROUP CO., LTD SHAREHOLDERS:

/s/ Wenxiang Ding	/s/ Yanhua Li
Wenxiang Ding	Yanhua Li

/s/ Yi Ding	/s/ Biao Ding
Yi Ding	Biao Ding

INNER MONGOLIA HEAT POWER CO., LTD SHAREHOLDERS:

HANGZHOU DAYUAN GROUP	ORDOS CITY YIYUAN.
CO. LTD	INVESTMENT CO. LTD

By: /s/ Lu Jin	By: /s/ Zhiyong Guo
Name: Lu Jin	Name: Zhiyong Guo
Title: Legal Representative	Title: Legal Representative

INNER MONGOLIA DUOYIDA
MINING CO., LTD.

By: /s/ Liguo Zhang
Name: Liguo Zhang
Title: Legal Representative

SCHEDULE 2.02

INNER MONGOLIA AND TEHONG COAL AND POWER GROUP CO. LTD

Registered Shareholders and Capital Contributions as of November 30, 2010

Shareholders	Total Paid-Up Capital (RMB)	% Issued and Outstanding Shares
Wenxiang Ding	16,670,000	16.67
Yanhua Li	16,670,000	16.67
Yi Ding	33,330,000	33.33
Biao Ding	33,330,000	33.33
TOTAL	100,000,000 (RMB)	100.00%

INNER MONGOLIA HEAT POWER CO. LTD

Registered Shareholders and Capital Contributions as of November 30, 2010

Shareholders	Total Paid-Up Capital (RMB)	% Issued and Outstanding Shares
Hangzhou DaYuan Group Co. Ltd	11,500,000	23.00
Ordos City YiYuan Investment Co. Ltd	7,000,000	14.00
XIngHeHaiFu Transportation & Sales Co. Ltd	6,000,000	12.00
Inner Mongolia and Tehong Coal and Power Group Co Ltd	25,500,000	51.00
TOTAL	50,000,000 (RMB)	100.00%

SCHEDULE 2.04

Consents, approvals, authorizations or other orders of, actions by, filings with or notification to any governmental or judicial authority required by
PRC Operating Companies and/or PRC Shareholders
for this Agreement and Management and Control
Agreements

1.	Registration with relevant PRC authorities of share pledge for the equity interests pledged under the share pledge agreements of the Management and Control Agreements.

2.
Registration with relevant PRC authorities of change of shareholders of Heat Power and Coal Group if WFOE elects to exercise the option granted under the share options agreements of the Management and Control Agreements (with other applicable approvals/registrations with relevant PRC authorities if WFOE appoints an overseas entity/individual to exercise the option).

SCHEDULE 3.03

Consents, approvals, authorizations or other orders of, actions by, filings with or notification to any governmental or judicial authority required by CEC and
 CEC China for this Agreement and Management and Control
Agreements

1.	Registration with relevant PRC authorities of share pledge for the equity interests pledged under the share pledge agreements of the Management and Control Agreements.

2.
Registration with relevant PRC authorities of change of shareholders of Heat Power and Coal Group if WFOE elects to exercise the option granted under the share options agreements of the Management and Control Agreements (with other applicable approvals/registrations with relevant PRC authorities if WFOE appoints an overseas entity/individual to exercise the option).